SOBIESKI BANCORP REPORTS $2.8 MILLION NET LOSS FOR QUARTER ENDED
DECEMBER 31, 2003, RESULTING IN SOBIESKI BANK BEING
UNDERCAPITALIZED

FOR IMMEDIATE RELEASE

Contact:	Steven C. Watts, President and CEO (574) 271-8300

SOUTH BEND, INDIANA - February 17, 2004 -- Sobieski Bancorp, Inc. (the "Company") (Nasdaq-SCM: SOBI), parent company of Sobieski Bank (the "Bank"), reported a $2.8 million net loss for the quarter ended December 31, 2003, or ($4.35) per basic and diluted share, compared to net income of $738,000 for the quarter ended December 31, 2002, or $1.14 per basic and diluted share. The Company reported a $3.7 million net loss for the six months ended December 31, 2003, or ($5.69) per share, compared to net income of $866,000 for the six months ended December 31, 2002, or $1.34 per basic and diluted share. These results are discussed briefly below and in more detail in the Company's Quarterly Report on Form 10-QSB for the quarter ended December 31, 2003, filed today with the Securities and Exchange Commission. A copy of the Form 10-QSB can be obtained from the SEC's website at www.sec.gov.

The net losses were due primarily to the establishment of valuation allowances for deferred tax assets of $1.1 million, increases in losses on repossessed property and other assets, decreases in net interest income, decreases in gains on sales of loans and securities and decreases in insurance benefits.

Valuation allowances for deferred tax assets of $1.1 million were established for the three and six months ended December 31, 2003, compared to income tax expense of $480,000 and $561,000 for the same periods in the prior year. The Company determined that these valuation allowances were required due to the Company's continuing reported net losses and projected future losses making the realization of the benefits of the deferred tax assets unlikely.

Losses on repossessed property and other assets increased to $800,000 and $822,000 for the three and six months ended December 31, 2003, compared to $230,000 and $266,000 for the three and six months ended December 31, 2002, due primarily to asset writedowns based on updated appraisals obtained during the quarter ended December 31, 2003 stemming from the unauthorized and fraudulent loans matter.

Net interest income was $216,000 for the three-month period ended December 31, 2003, as compared to $699,000 for the same period in the prior year. For the six months ended December 31, 2003, net interest income was $529,000, as compared to $1.53 million for the same period in the prior year. The three-month decrease of $483,000 was primarily the result of decreased interest from loans of $586,000 along with lower taxable security and interest bearing deposit income, partially offset by a decline in interest expense. In addition, the Company charged off $160,000 of accrued interest on loans placed on nonaccrual status. The six-month decrease of $1.0 million was primarily the result of decreased interest on loans of $1.17 million and decreased interest on taxable securities of $269,000 partially offset by a decline in interest expense. Lower market interest rates and reduced average outstanding balances of loans were both primarily responsible for the lower interest income in the 2003 periods compared to the 2002 periods. The reduction in the average balance of loans was due to an increase of loan prepayments in the 2003 periods compared with the 2002 periods and the impact of the moratorium on new commercial loans, imposed by the OTS in October 2002, as well as the Bank's Supervisory Agreement entered into with the OTS in May 2003.

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Loan sale gains decreased from $265,000 and $393,000 for the three and six months ended December 31, 2002 to $11,000 and $45,000 for the three and six months ended December 31, 2003, reflecting the decline in the Bank's mortgage banking activities. Gain on sale of securities increased from $7,000 for the three and six months ended December 31, 2002 to $79,000 for the three and six months ended December 31, 2003, as a result of sales during the quarter ended December 31, 2003 of three held to maturity securities for a gain of $34,000 and the sale of three securities classified as available for sale for a gain of $45,000.

There were no insurance claims received in 2003 compared with $1.53 million for both the three and six months ended December 31, 2002. The insurance benefits received during the 2002 periods represented bond claims stemming from the previously announced unauthorized and fraudulent loans matter. No future insurance benefits are expected from this matter.

Also discussed in the Form 10-QSB is the change in Sobieski Bank's status under the prompt corrective action regulations of the Office of Thrift Supervision (the "OTS") to "undercapitalized" as of December 31, 2003. The Bank's ratio of Tier 1 capital to total assets was 3.89% as of December 31, 2003, below the 4.00% ratio required for "adequately capitalized" status. As a result of the Bank's undercapitalized status, the Bank must submit a capital restoration plan to the OTS and may become subject to other operational restrictions.

In addition, as discussed in the Form 10-QSB, on February 11, 2004, the Company received a written request by the OTS that the Company consent to a cease and desist order. The OTS believes the Company has engaged in unsafe and unsound practices because the Company is unprofitable, no longer has the ability to support the Bank, and could have difficulties paying its own expenses, thereby becoming a burden to the Bank. The consent, which must be signed by a majority of the Company's directors, would, among other things: (i) require that no later than February 29, 2004, the Company's Board of Directors develop and submit to the OTS for its review and non-objection, a plan (referred to below as the "restoration plan") detailing the steps the Board is taking to restore the Company to a safe and sound condition; (ii) require the Board to, by March 15, 2004, develop and submit to the OTS a detailed quarterly cash flow projection for the remainder of fiscal 2004 and fiscal 2005; (iii) prohibit the Company from paying any dividends without the written approval of the OTS (the Company announced in December 2003 that its Board of Directors voted to suspend the Company's regular quarterly cash dividend indefinitely); and (iv) provide that the Company should not borrow any funds without the prior written approval of the OTS.

The Company expects that its directors will approve the consent to the order by February 27, 2004, as requested by the OTS.

Sobieski Bank is one of South Bend's oldest companies. At December 31, 2003, Sobieski Bancorp, Inc. had consolidated assets of $110.9 million and stockholders' equity of $5.3 million. The Company is headquartered at 2930 W. Cleveland Road, South Bend, Indiana.

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Forward-Looking Statements

When used in this press release and in the Company's filings with the Securities and Exchange Commission, in other press releases or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases "believe," "will likely result," "expects," "are expected to, " "will continue," "is anticipated," "estimate," "project," "plans" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. These statements may relate to the Company's future financial performance, strategic plans or objectives or other financial items. By their nature, these statements are subject to numerous uncertainties that could cause actual results to differ materially from those anticipated in the statements.

Important factors that could cause actual results to differ materially from the results anticipated or projected include, but are not limited to, the following: (1) the credit risks of lending activities, including changes in the level and direction of loan delinquencies and charge-offs; (2) changes in management's estimate of the adequacy of the allowance for loan losses and requirements by the OTS that additional provisions for loan losses be made; (3) changes in the fair market valuation of other real estate owned and other assets, including collateral securing the unauthorized and fraudulent loans; (4) the Company's ability to sell and obtain the proceeds of assets currently being held by the U.S. Government pending the successful prosecution of certain individuals involved in the unauthorized and fraudulent loans matter, and any delays that may occur in the process, as well as the possibility that these assets will be returned to the individuals from whom they were seized to the extent prosecutions are unsuccessful, thereby potentially delaying the Company's recovery on these assets and possibly reducing the recovery amount; (5) the restrictions imposed on the Bank's business activities by the Supervisory Agreement with the OTS, including the restrictions under that agreement on the Bank's commercial lending activities and asset growth, and additional restrictions that may be imposed on the Bank as a result of its undercapitalized status under the prompt corrective action regulations; (6) the restrictions to be imposed on the Company under the cease and desist order to which the OTS has requested the Company's consent, as well as the possibility of future enforcement actions by the OTS against the Company and/or the Bank; (7) competitive pressures among depository institutions; (8) interest rate movements and their impact on customer behavior and the Company's net interest margin; (9) the impact of repricing and competitors' pricing initiatives on loan and deposit products; (10) the Company's ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (11) the Company's ability to access cost-effective funding; (12) changes in financial markets and general economic conditions; (13) new legislation or regulatory changes; and (14) changes in accounting principles, policies or guidelines.

The Company does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

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